EMPLOYMENT AGREEMENT
                                     BETWEEN
                                 W. CRAIG BURNS
                                       AND
                            CHECKPOINT SYSTEMS, INC.


                THIS AGREEMENT is made as of the 27 day of April, 2000, by and between CHECKPOINT SYSTEMS, INC. a Pennsylvania corporation ("CSI"), and W. CRAIG BURNS ("Executive").

                                   BACKGROUND

                CSI is involved in providing integrated security and safety solutions for retail, industrial and institutional applications worldwide, both directly and through its affiliates.

                Executive has agreed to accept employment with CSI as its Vice President - Finance, Chief Financial Officer and
Treasurer and has agreed to furnish his skills to CSI and fulfill the duties of the aforementioned position as outlined in Exhibit
"A", attached hereto and made a part hereof, on the terms and conditions of this Agreement.

                NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                1.      Employment and Term.

                        CSI hereby employs Executive as its Vice President
- Finance, Chief Financial Officer and Treasurer. Executive agrees to serve CSI in such capacity, subject to the terms and conditions of this Agreement, for a term of two (2) calendar years, commencing on the date hereof (the "Term").

                2.      Duties.

                        A. During the Term, Executive shall use his best efforts to perform all duties required in furtherance of his position as outlined in Exhibit "A" or as are assigned to him from time to time by the Chief Executive Officer of CSI.

                        B. Executive shall diligently and faithfully devote his entire time, energy, skill, and best efforts to perform his duties under this Agreement. Executive shall conduct himself at all times so as to advance the best interests of CSI, and shall not undertake or engage in any other business activity or continue or assume any other business affiliations which conflict or interfere with the performance of his services hereunder without the prior written consent of the Chief
Executive Officer of CSI.

                3.      Compensation.

                        CSI shall pay Executive and Executive shall accept, as his base compensation for all services rendered to CSI pursuant hereto:

                        A. During the Term, an annual base salary of $200,000., (the "Base Salary"), payable at regular intervals in accordance with CSI's normal payroll practice, which Base Salary shall be adjusted as of January 1st during the Term hereof, effective as of the aforesaid date. The amount of such adjustment, while in the discretion of the Chief Executive
Officer and the Board of Directors, shall reflect Executive's performance; and

                        B. In addition to the Base Salary payable to Executive under Subsection 3A above, upon achieving the certain goals and objectives as defined in CSI's Bonus Pool Plan, attached hereto as Exhibit B, an incentive bonus ("Bonus") shall be paid for each year of the Term in accordance with the terms of said Bonus Pool Plan, which Bonus Pool Plan may be amended or revoked by CSI at any time during the term hereof.

                4.      Fringe Benefits and Other Compensation.

                        A. During the Term, Executive shall be entitled to participate in and receive the program of executive fringe benefits, subject only to Executive's meeting or satisfying the eligibility requirements and standards therefor with regard to health, life and disability insurance benefits. Said program of executive fringe benefits may be amended or revoked by CSI at any time during the term hereof.

                5.  Termination.

                        A.      Executive's employment and rights to
compensation hereunder shall terminate immediately if Executive voluntarily leaves the employment of CSI, except that CSI shall have the obligation to pay Executive such portion of his Base
Salary provided for in Subsection 3A hereof as may be accrued but unpaid (including vacation pay) on the date Executive voluntarily leaves the employment of CSI. Executive shall have no right to receive any Bonus payments that have accrued and are payable if Executive voluntarily leaves the employment of CSI, it being the understanding of the parties that in this event, the amount and payment of any accrued Bonus shall be in the sole discretion of the Board of Directors of CSI. In the event that Executive voluntarily leaves the employment of CSI, he shall provide at least thirty (30) days written notice.

                        B. CSI may upon written notice to Executive giving the reasons therefor terminate Executive's employment and his rights to compensation hereunder for cause. As used herein, the term "cause" shall include and be limited to, the following:
conviction of Executive for any felony, fraud or embezzlement or crime of moral turpitude; being held liable by a court of competent jurisdiction for sexual harassment in violation of applicable federal, state or local laws; controlled substance abuse, alcoholism or drug addiction which interferes with or affects Executive's responsibilities to CSI or which reflects negatively upon the integrity or reputation of CSI; or Executive's breach of any of the material covenants contained in this Agreement which breach is not cured within ten (10) days of the receipt of written notice thereof by Executive. If Executive is terminated for cause as provided above, Executive's employment and rights to compensation hereunder shall terminate immediately upon receipt of written notice except that CSI shall have the obligation to pay Executive such portion of his Base Salary as may be accrued but unpaid on the date his employment is terminated. Executive shall have no right to receive any Bonus payments that have accrued and are payable if Executive is terminated for cause as provided above.

                        C. If Executive is terminated by CSI during the Term hereof, for reasons other than those provided in Subsections
5A or 5B above, and provided that Executive is not in violation of the provisions of Section 6 hereof, Executive shall be entitled to receive severance pay for a period of eighteen (18) months thereafter (or such shorter period ending on the date
Executive obtains other employment, but in no event less than twelve (12) months after termination) consisting of the payment of one hundred percent (100%) of Executive's monthly Base Salary payable at regular intervals in accordance with CSI's normal payroll practices, as well as any Bonus payments that are accrued and payable through the date of such termination, and continuation of health insurance benefits, life and disability insurance benefits and payments in lieu of 401(K) benefits (in the same manner such payments are made as of the date of this Agreement) contemporaneously with the severance pay. If the Executive's employment with CSI terminates during the Term and after a Change in Control or Potential Change in Control (as those terms are hereinafter defined), the Executive shall be entitled to receive, in lieu of the foregoing, the Change in Control Severance Benefits (as that term is hereinafter defined).
However, the Executive shall not be entitled to receive the Change in Control Severance Benefits if he voluntarily leaves the employ of CSI, other than his voluntary leaving after any of the following events occur:

(a)  The Executive is assigned to any duties
substantially inconsistent with his position, duties, responsibilities or status with CSI or a substantial reduction of the aforesaid duties, in each case as set forth in Exhibit A to this Employment Agreement;

(b) The relocation of the Executive's office to a geographic area which is more than thirty (30) miles from the city limits of Philadelphia;

(c)  An adjustment of the Executive's Base
Salary pursuant to Section 3 which results in a reduction in the Executive's Base Salary; or

(d)  The failure by CSI to obtain the
assumption of the obligation to perform this Agreement by any successor entity in the Change in Control.

For the purposes of this Subsection 5C, the following terms shall have the following meanings:

(a) A "Change in Control" occurs upon any one of the following circumstances or events:

(i)  The stockholders of CSI approve a
transaction or transactions (however denominated or effectuated) with another corporation or other entity
("Combination"), and immediately after such transaction(s) less than eighty percent (80%) of the combined voting power of the then outstanding securities of such corporation or entity will be held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of CSI ("Voting
Stock");

(ii)  The stockholders of CSI approve a
consolidation (however denominated or effectuated) pursuant to a recommendation of the Board of Directors;

 (iii)  At any time, Continuing
Directors (as herein defined) shall not constitute a majority of the members of the Board of Directors
("Continuing Director" means (i) each individual who has been a director of CSI for at least twenty-four
(24) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of CSI by at least two-thirds of the Continuing Directors at the time of such nomination or election);

(iv)  The stockholders of CSI approve
the sale of all or substantially all of its assets to any other corporation or other entity, and less than eighty percent (80%) of the combined voting power of the then outstanding securities of such corporation or other entity immediately after such transaction will be held in the aggregate by the holders of Voting Stock immediately prior to such sale;

(v) Any person or entity becomes the
beneficial owner, directly or indirectly, of securities of CSI representing more than twenty percent (20%) or more of the then outstanding shares of Voting Stock
(not including in the securities beneficially owned by such person or entity any securities acquired directly from CSI or its affiliates);

(vi)  The stockholders of CSI approve a
plan of complete liquidation or dissolution of CSI; or

(vii) The Board of Directors determines
by a majority vote that, because of the occurrence, or the threat or imminence of the occurrence, of another event or situation with import or effects similar to the foregoing, the Executive should be entitled to the benefits of this Section.

Notwithstanding the foregoing, unless otherwise determined in a specific case by majority vote of the Board of Directors, a Change in Control for purposes of this Agreement shall not be deemed to have occurred solely because (a) CSI, (b) an entity of which CSI is the direct or indirect beneficial owner of fifty percent (50%) or more of the voting securities or (c) any CSI-sponsored employee stock ownership plan or any other employee benefit plan of CSI becomes the beneficial owner of shares of Voting Stock, whether in excess of twenty percent (20%) or otherwise, or because
CSI reports that a change in control of CSI has or may have occurred or will or may occur in the future by reason of such beneficial ownership. The foregoing definition shall supersede the definition of Change in Control set forth in Subsection 5D(ii) of the Agreement.

(b) The "Change in Control Severance
Benefits" shall be the following:

(i) the amounts of the Executive's Base
Salary and Bonus which are accrued and payable through the date of the termination of the Executive's employment, which amounts will be paid within thirty
(30) days after the date the Executive's employment is terminated;

(ii) a lump sum payment in an amount
equal to two hundred percent (200%) of the Executive's highest Base Salary in effect during the Term, which lump sum payment will be made within thirty (30) days after the date the Executive's employment is terminated,

(iii) the continuation of the
Executive's health insurance benefits, life and disability insurance benefits and payments in lieu of 401K benefits (in the same manner such payments are made as of the date of this Agreement) for a period of twenty four (24) months (or thirty six (36) months as the case may be) after the date the Executive's employment is terminated. The Executive shall continue to make such contributions with respect to such continued benefits as are required of the Executive prior to the termination of his employment; and

(iv) in the event that any payment or
benefit provided by CSI to the Executive (whether pursuant to this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section
4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise
Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(c)  A "Potential Change in Control" occurs
upon any one of the following circumstances or events:

(i)  CSI enters into an agreement, the
consummation of which would result in the occurrence of a Change in Control;

(ii)  CSI or any person or entity
publicly announces an intention to take or consider taking actions which, if consummated, would result in the occurrence of a Change in Control;

(iii)  any person or entity becomes the
beneficial owner, directly or indirectly, of securities of CSI representing more than fifteen percent (15%) or more of the then outstanding shares of Voting Stock
(not including in the securities beneficially owned by such person or entity any securities acquired directly from CSI or its affiliates); or

(iv) the Board of Directors adopts a
resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

Notwithstanding the foregoing, unless otherwise determined in a specific case by majority vote of the Board of Directors, a Potential Change in Control for purposes of this Agreement shall not be deemed to have occurred solely because (a) CSI, (b) an entity of which CSI is the direct or indirect beneficial owner of fifty percent (50%) or more of the voting securities or (c) any CSI-sponsored employee stock ownership plan or any other employee benefit plan of CSI becomes the beneficial owner of shares of Voting Stock, whether in excess of fifteen percent (15%) or otherwise, or because CSI reports that a change in control of CSI has or may have occurred or will or may occur in the future by reason of such beneficial ownership."


                        D. Executive shall not be considered to have voluntarily left his employment within the meaning of Section 5A if he leaves for any of the following reasons:

                                (i)  The assignment of the Executive to any
duties substantially inconsistent with his position, duties, responsibilities or status with CSI as defined herein or a substantial reduction of the aforesaid duties or responsibilities;

                                (ii)  In the event of a "Change in Control"
as defined herein, any failure of CSI to obtain the assumption of the obligation to perform this Agreement as contemplated. For purposes of this Agreement, a "Change in Control" of CSI shall be deemed to have occurred if (a) any person or entity or group thereof acting in concert (an "Acquiror") acquires from the shareholders of CSI (whether through a merger, a consolidation, or otherwise) and possesses, directly or indirectly, the power to elect or appoint or approve the appointment of a majority of the Board of Directors and does, in fact, elect or appoint or approve the appointment of the majority of the Board; or (b) such Acquirer obtains the right or power to elect a substitute or replacement Board, and does, in fact, exercise such right; or (c) the shareholders of CSI approve an agreement for the sale or disposition by CSI of all or substantially all of CSI's assets to an Acquirer;

                        E. In the event that the parties are unable to agree upon an extension or new agreement, and Executive leaves the employ of CSI, Executive shall be entitled to receive severance pay for a period of eighteen (18) months thereafter (or such shorter period ending on the date Executive obtains other employment, but in no event less than twelve (12) months after the date he leaves the employ of CSI) consisting of the payment of one hundred percent (100%) of Executive's monthly Base Salary at the end of the term payable at regular intervals and continuation of health insurance benefits, life and disability insurance benefits and 401(K) benefits contemporaneous with the severance pay."

                        F. If Executive is terminated by CSI during the Term hereof, for reasons other than those provided in Subsections
5A or 5B above, or if this Agreement is not renewed, CSI shall provide Executive outplacement consulting services comparable to those received by senior officials of similar organizations.

                        G. If Executive becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any similar cause, CSI will continue the payment of Executive's total compensation at his then current rate for a period of six (6) months following the date Executive is first unable to perform his duties due to such disability or incapacity. Thereafter, CSI shall have no obligation for the Base Salary or other compensation payments to Executive during the continuance of such disability or incapacity, except that CSI shall pay to Executive, based upon the portion of the calendar year that Executive was able to perform his duties prior to the disability, the pro rata portion of the Bonus that Executive would have earned if he had remained in the employ of CSI for the full calendar year (payable at such time that Executive would have received such Bonus).
Executive shall receive CSI's standard disability coverage.

                        H. If Executive dies, all payments hereunder shall continue for a period of two (2) months after the end of the week in which Executive's death shall occur, at which point such payments shall cease and CSI shall have no further obligations or liabilities hereunder to Executive's estate or legal representative or otherwise, except that CSI shall pay to Executive's estate or legal representation, based upon the portion of the calendar year that Executive was employed by CSI prior to his death, the prorated portion of the Bonus Executive would have earned if he had remained in the employ of CSI for the full calendar year (payable at such time that Executive would have received such Bonus).

                        I. CSI's obligation to make payments hereunder is purely contractual and a general obligation of CSI and the amounts payable hereunder shall not be held by CSI in a trust or segregated fund for Employee nor shall Employee have any right against CSI or any director, officer or employee of CSI, in respect of any payment hereunder other than as a general creditor of CSI.

                        J. Upon termination of employment, all vested stock options granted under the CSI Stock Option Plan (1992) will be treated in accordance with the terms of the CSI Stock Option
Plan (1992).

                6.      Confidentiality and Covenant Not to Compete.

                        A. Executive covenants and agrees that he will at all times keep confidential and will not at any time, except with the prior written consent of CSI, directly or indirectly, communicate or disclose or use for his benefit or the benefit of any Person (as defined in subsection 9E hereof) except CSI, any trade secrets or confidential or proprietary information of CSI or any of its affiliates including, but not limited to, strategic planning documents, data, reports, records, plans, policies, applications, and other documents, and Executive will also use his best efforts to prevent unauthorized disclosure by others.

                        B. Executive agrees not to compete with CSI in any manner whatsoever, as an employee, shareholder, director, creditor, joint venturer, consultant, or otherwise, or any currently existing or hereinafter created subsidiary, joint venture, or business line of CSI, at any time during this Agreement, and for a period of two years following the date of termination of employment in the area constituting the United
States, Puerto Rico and Europe.

                        C.      The parties agree that any breach by
Executive of the covenants contained in this Section 6 will result in irreparable injury to CSI for which money damages could not adequately compensate CSI, and therefore, in the event of any such breach, CSI shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court of equity enjoining and restraining Executive and/or any other Person involved therein from continuing such breach. The covenants contained in this Section 6 are independent of all other covenants between Executive and CSI.

                        D. If any portion of the covenants or agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions.

                        E. All information, lists, data, reports, records, plans, policies, applications, and other papers, articles, and materials of any kind relating to CSI's business and obtained by Executive in the course of his association with CSI, whether developed by him or not, shall be and remain CSI's property and will be returned to CSI along with any and all copies thereof, at such time as Executive ceases to be an employee of CSI.

                7.      Conflict of Interest.

                        A. Executive represents and warrants that he is not subject to any restrictions or prohibitions whatsoever, and has no interest whatsoever, contractual or otherwise, which would in any way prevent, restrict or interfere with his right and/or ability to enter into this Agreement and perform hereunder, or which would create a conflict of interest for him or for CSI.

                        B. Executive covenants that, during the Term, he will disclose to CSI, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could interfere with his ability to perform under this Agreement or create a conflict of interest for him or for CSI.

                8.      Notices.

                        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, at the following addresses or to such other address as either party may designate by like notice:

                        A.      If to Executive, to:

                                W. Craig Burns





                        B.      If to CSI, to:

                                Checkpoint Systems, Inc.
                                101 Wolf Drive
                                Thorofare, NJ  08086
                                Attn: Chairman of the Board of Directors


                        C.      In all cases, copies to:

                                Stradley, Ronon, Stevens & Young
                                2600 One Commerce Square
                                Philadelphia, Pennsylvania  19103
                                Attn:  William R. Sasso, Esquire


                9.      Additional Provisions.

                        A. This Agreement shall inure to the benefit of and be binding upon CSI and its successors and assigns and Executive, his heirs, executors, administrators and legal representatives.

                        B. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and cannot be changed or terminated orally. This
Agreement supersedes all prior and contemporaneous written or oral agreements between the parties relating to the subject matter hereof. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

                        C. If any provision of this Agreement shall be or shall become illegal or unenforceable in whole or in part, for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

                        D. No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                        E. "Person" as used herein shall mean a natural person, joint venture, corporation, partnership, trust, estate, sole proprietorship, governmental agency or authority or other juridical entity.

                        F. This is a personal service contract and may not be assigned by Executive. This Agreement may not be assigned by CSI to any affiliate of CSI which accedes to or otherwise carries on the business of CSI, whether by merger, liquidation, consolidation or otherwise, unless the duties and responsibilities of Executive remain substantially unchanged after such assignment.

                        G. The headings of the several sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

                        H. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflicts of laws principles. Subject to the provisions of Subsection 6C hereof, all unresolved claims, demands or disputes between Executive and CSI arising out of or relating to this Agreement, or the parties' respective performances hereunder, shall be subject to binding arbitration in the local Chapter in Philadelphia, Pennsylvania pursuant to the Rules of the American Arbitration Association.
The prevailing party shall be entitled to reimbursement for all costs, including reasonable attorneys' fees, associated with such arbitration.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.


ATTEST:                                 CHECKPOINT SYSTEMS, INC.


_________________________       By:________________________________



WITNESS:


_________________________       ___________________________________
                                                W. Craig Burns

                                   EXHIBIT A
                                       TO
                              EMPLOYMENT AGREEMENT


        VICE PRESIDENT - FINANCE, CHIEF FINANCIAL OFFICER AND TREASURER



This position reports directly to CSI's CEO and President.
 The following positions report directly to this position: Vice
President, Corporate Controller; Director of Taxation; Director,
U.S. Controller and Director of Business Analysis.


The responsibilities of this position include:

- All accounting and financial functions worldwide

- All treasury functions, including investments, insurance, foreign currency hedging, and tax

- Primary contact for Wall Street analysts and institutional investors

- Merger and acquisition analysis and due diligence

- Primary contact for commercial and investment banking relationships

- Assist in operational management of all subsidiaries

- Securities and Exchange Commission reports and compliance

                                   EXHIBIT B
                                       TO
                              EMPLOYMENT AGREEMENT


                            CHECKPOINT SYSTEMS, INC.
                                1999 BONUS PLAN

For 1999 the Board of Directors approved the 1999 Bonus Plan. The 1998 Bonus Plan provides for a Bonus Pool to be formed when earnings per share ("EPS") increases over a defined target. The Bonus Pool is then apportioned among four (4) groups of employees; corporate officers; vice presidents, middle management and front line employees. Each group has a targeted bonus percentage assigned which is adjusted, depending on the percentage increase or decrease over the targeted EPS growth. Other than for Messrs. Aguilera, Dowd, Reilly, Reinhold and Smith, who's bonuses are determined solely on the basis of financial performance of the Company, all participants will have a percentage of their bonuses determined by individual performance. No Bonus Pool will be formed unless 1999 EPS attains a specified level. The specified minimum target for EPS was not attained for the fiscal year 1999 and therefore no bonuses were paid. No discretionary bonuses were paid for the fiscal year 1999.